CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name of Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, and to the incorporation by reference of the information relating to proved reserves, estimated future net cash flows, and present values contained in our report as of April 30, 2008, included in True North Energy Corporation's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: \s\ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
July 24, 2008